GREENBRIAR CAPITAL CORP.

(the "Company")

AUDIT COMMITTEE CHARTER

(Dated for Reference June 15, 2009)

MANDATE

The audit committee (the "Committee") will assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing the financial reporting process, the system of internal control and the audit process.

COMPOSITION

The Committee shall be comprised of at least three members.  Each member must be a director of the Company.  A majority of the members of the Committee shall not be officers or employees of the company or of an affiliate of the Company.  At least one member of the Committee shall be financially literate.  All members of the Committee who are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices.  For the purposes of this Audit Committee Charter, the term "financially literate" means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company's financial statements.

The members of the Committee shall be appointed by the Board of Directors at its first meeting following the annual shareholders' meeting.  Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.  The Chair shall be financially literate and an independent director as defined in Section 1.4 of Multilateral Instrument 52-110 Audit Committees.

MEETINGS

Meetings of the Committee shall be scheduled to take place at regular intervals and, in any event, not less frequently than quarterly.  Unless all members are present and waive notice, or those absent waive notice before or after a meeting, the Chairman will give Committee members 24 hours' advance notice of each meeting and the matters to be discussed at it.  Notice may be given personally, by telephone, facsimile or e-mail.

The external auditor shall be given reasonable notice of, and be entitled to attend and speak at, each meeting of the Committee concerning the Company's annual financial statements and, if the Committee feels it is necessary or appropriate, at any other meeting.  On request by the external auditor, the Chair shall call a meeting of the Committee to consider any matter that the external auditor believes should be brought to the attention of the Committee, the Board of Directors or the shareholders of the Company.

At each meeting of the Committee, a quorum shall consist of a majority of members that are not officers or employees of the Company or of an affiliate of the Company.  A member may participate in a meeting of the Committee in person or by telephone if all members participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other.  A member may participate in a meeting of the Committee by a communications medium other than telephone if all members participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all members who wish to participate in the meeting agree to such participation.

As part of its goal to foster open communication, the Committee may periodically meet separately with each of management and the external auditor to discuss any matters that the Committee or any of these groups believes would be appropriate to discuss privately.  In addition, the Committee should meet with the external auditor and management annually to review the Company's financial statements.

The Committee may invite to its meetings any director, any manager of the Company, and any other person whom it deems appropriate to consult in order to carry out its responsibilities.  The Committee may also exclude from its meetings any person it deems appropriate to exclude in order to carry out its responsibilities.

RESPONSIBILITIES AND DUTIES

Financial Accounting and Reporting Process and Internal Controls

The Committee is responsible for reviewing the Company's financial accounting and reporting process and system of internal control.  The Committee shall:

(a) Review the annual audited financial statements to satisfy itself that they are presented in accordance with applicable generally accepted accounting principles ("GAAP") and report thereon to the Board and recommend to the Board whether or not same should be approved prior to their being filed with the appropriate regulatory authorities.  The Committee shall also review the interim financial statements.

(b) With respect to the annual audited financial statements, the Committee shall discuss significant issues regarding accounting principles, practices, and judgments of management with management and the external auditors and have meetings with the Company's auditors without management present, as and when the Committee deems it appropriate to do so.  The Committee shall satisfy itself that the information contained in the annual audited financial statements is not significantly erroneous, misleading or incomplete and that the audit function has been effectively carried out.

(c) Review any internal control reports prepared by management and the evaluation of such report by the external auditors, together with management's response.

(d) Review and satisfy itself that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from the Company's financial statements, management's discussion and analysis and interim earnings press releases, and periodically assess the adequacy of these procedures.

(e) Review management's discussion and analysis relating to annual and interim financial statements and any other public disclosure documents, including interim earnings press releases, that are required to be reviewed by the Committee under any applicable laws, before the Company publicly discloses this information.

(f) Meet no less frequently than annually with the external auditors and the Chief Financial Officer to review accounting practices, internal controls and such other matters as the Committee or Chief Financial Officer deem appropriate.

(g) Inquire of management and the external auditors about significant financial risks or exposures, both internal and external, to which the Company may be subject, and assess the steps management has taken to minimize such risks.

(h) Review the post-audit or management letter containing the recommendations of the external auditors and management's response and subsequent follow-up to any identified weaknesses.

(i) Establish procedures for:

(i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Audit

External Auditor

The Committee has primary responsibility for the selection, appointment, dismissal and compensation and oversight of the external auditors, subject to the overall approval of the Board of Directors.  In carrying out this duty, the Committee shall:

(a) Require the external auditor to report directly to the Committee.

(b) Recommend to the Board of Directors the external auditor to be nominated at the annual general meeting for appointment as the external auditor for the ensuing year and the compensation for the external auditors, or, if applicable, the replacement of the external auditor.

(c) Review, annually, the performance of the external auditor.

(d) Review and confirm the independence of the external auditor.

(e) Review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the external auditor and former independent external auditor of the Company.

(f) Pre-approve all non-audit services to be provided to the Company or its subsidiaries by the Company's external auditor.

Audit and Review Process and Results

The Committee is directly responsible for overseeing the work by the external auditor (including resolution of disagreements between management and the external auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit or review services for the Company.  The Committee shall:

(a) Review the external auditors' audit plan, including the scope, procedures and timing of the audit.

(b) Review the results of the annual audit with the external auditors, including matters related to the conduct of the audit.

(c) Obtain timely reports from the external auditors describing critical accounting policies and practices, alternative treatments of information with GAAP that were discussed with management, their ramifications, and the external auditors' preferred treatment.

(d) Ensure that all material written communications between the Company and the external auditors are sent to the Committee.

(e) Review fees paid by the Company to the external auditors and other professionals in respect of audit and non-audit services on an annual basis.

(f) Review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former auditors of the Company.

Other

(a) Perform such other duties as may be assigned to it by the Board of Directors from time to time or as may be required by applicable regulatory authorities or legislation.

(b) Report regularly and on a timely basis to the Board of Directors on matters coming before the Committee.

(c) Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

AUTHORITY

The Committee is authorized to:

(a)  to seek any information it requires from any employee of the Company in order to perform its duties;

(b)  to engage, at the Company's expense, independent legal counsel or other professional advisors on any matter within the scope of the role and duties of the Committee under this Charter;

(c)  to set and pay the compensation for any advisors engaged by the Committee; and

(d)  to communicate directly with the internal and external auditors of the Company.